Exhibit 4.4

AMENDMENT NUMBER ONE
TO THE COMPASS BANCSHARES, INC. LOCAL DIRECTORS
COMPENSATION AND BUSINESS DEVELOPMENT PLAN

AS ADOPTED NOVEMBER 23, 2009

The Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan, effective as of October 22, 2007 (the “Plan”), is hereby amended as follows:

(1)  The second sentence of Section 4 is removed in its entirety, and in lieu thereof, the following sentence is substituted in its place:

“The number of BBVA ADSs that may be acquired by Participants pursuant to the Plan shall not exceed an aggregate of 535,093, subject to the adjustments provided for in section 11.”

(2) All other provisions of the Plan shall remain in full force and effect.